PORTEC, INC.
SAVINGS AND INVESTMENT PLAN
FINANCIAL REPORT
DECEMBER 31, 1995
                                 C O N T E N T S




INDEPENDENT AUDITOR'S REPORT               1

FINANCIAL STATEMENTS

  Statement of net assets available for benefits
     (with fund information)               2 - 5

  Statement of changes in net assets available for benefits
     (with fund information)               6 - 9

  Notes to financial statements            10 - 12

SUPPLEMENTAL SCHEDULES

  I  - Item 27(a) Schedule of assets held for investment
       purposes                            13

  VI- Item 27(d) - Schedule of reportable transactions 14








                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Administrative Committee
Portec, Inc. Savings and Investment Plan
Oak Brook, Illinois

We have audited the accompanying statement of net assets available for benefits of Portec, Inc. Savings and Investment Plan (the "Plan") as of December 31, 1995, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Portec, Inc. Savings and Investment Plan for the year ended December 31, 1994, were audited by other auditors whose report, dated March, 10 1995, expressed on unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Portec, Inc. Savings and Investment Plan as of December 31, 1995, and the changes in net assets available for benefits for the year then ended in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions as of or for the year ended December 31, 1995, are presented for purposes of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statement of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits for each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



McGladrey & Pullen, LLP


Lincolnshire, Illinois
March 6, 1996

 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

 (WITH FUND INFORMATION)
 DECEMBER 31, 1995

                                                                  T-Rowe           T-Rowe           T-Rowe
                                                                   Price           Price            Price

                                                                Associates       Associates       Associates
                                                 Portec,            New            Prime          Short-Term
                                                  Inc.

                                                  Common         Horizons          Reserve           Bond
 ASSETS                                         Stock Fund         Fund             Fund             Fund



 Investments, at fair value:
   Shares of registered investment           $          -    $    1,834,067   $    1,101,305   $      682,209
 company

   Common stock                                   2,090,747             -                -                -

   Participants notes receivable                        -               -                -                -
                                                  2,090,747       1,834,067        1,101,305          682,209



 Receivables:
   Employer's contribution                          164,172             -                -                -

   Participants' contributions                        5,517           5,687            3,683            2,864
   Accrued interest                                     -               -                -                -

   Due from other funds                               1,686             390              572              329

                                                    171,375           6,077            4,255            3,193


           TOTAL ASSETS                           2,262,122       1,840,144        1,105,560          685,402

 LIABILITIES

   Due to other funds                                   -               -                -                -


 NET ASSETS AVAILABLE

   FOR BENEFITS                              $    2,262,122  $    1,840,144   $    1,105,560   $      685,402


See Notes to Financial Statements.





       T-Rowe          T-Rowe           T-Rowe
       Price            Price           Price

     Associates      Associates       Associates

       Equity         Small-Cap      International      Participant

       Income           Value           Stock            Notes

        Fund            Fund             Fund          Receivable         Total




 $    3,825,511   $      204,410   $      222,791   $         -     $    7,870,293
            -                -                -               -          2,090,747

            -                -                -           215,383          215,383

      3,825,511          204,410          222,791         215,383       10,176,423



            -                -                -               -            164,172

         10,484            3,189            3,528             -             34,952

            -                -                -               613              613
          1,183              147              399             -              4,706

         11,667            3,336            3,927             613          204,443


      3,837,178          207,746          226,718         215,996       10,380,866




            -                -                -             4,706            4,706




 $    3,837,178   $      207,746   $      226,718   $     211,290   $   10,376,160

 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
 (WITH FUND INFORMATION)

 DECEMBER 31, 1994

                                                                  T-Rowe           T-Rowe           T-Rowe
                                                                  Price           Price            Price

                                                                Associates       Associates       Associates
                                                 Portec,            New            Prime          Short-Term
                                                  Inc.

                                                  Common         Horizons          Reserve           Bond

 ASSETS                                         Stock Fund         Fund             Fund             Fund


 Investments, at fair value:

   Shares of registered investment           $          -    $    1,326,323   $    1,108,038   $      655,831
 company
   Common stock                                   2,831,317             -                -                -

   Participants notes receivable                        -               -                -                -
                                                  2,831,317       1,326,323        1,108,038          655,831



 Receivables:
   Employer's contribution                          371,352             -                -                -

   Participants' contributions                        4,451           7,972            5,710            3,908

                                                    375,803           7,972            5,710            3,908


           TOTAL ASSETS                           3,207,120       1,334,295        1,113,748          659,739


 LIABILITIES

   Due to other funds                                   -               -                -                -


 NET ASSETS AVAILABLE

   FOR BENEFITS                              $    3,207,120  $    1,334,295   $    1,113,748   $      659,739



See Notes to Financial Statements.





       T-Rowe          T-Rowe           T-Rowe
       Price            Price           Price

     Associates      Associates       Associates
       Equity         Small-Cap      International      Participant


       Income           Value           Stock            Notes

        Fund            Fund             Fund          Receivable         Total



 $    3,382,959   $       73,903   $       93,822   $         -     $    6,640,876

            -                -                -               -          2,831,317

            -                -                -           194,501          194,501

      3,382,959           73,903           93,822         194,501        9,666,694



            -                -                -               -            371,352

         15,319            4,786            5,382             -             47,528

         15,319            4,786            5,382             -            418,880


      3,398,278           78,689           99,204         194,501       10,085,574




            -                -                -               -                -




 $    3,398,278   $       78,689   $       99,204   $     194,501   $   10,085,574


 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
 (WITH FUND INFORMATION)

 YEAR ENDED DECEMBER 31, 1995
                                                                  T-Rowe           T-Rowe           T-Rowe
                                                                  Price           Price            Price

                                                                Associates       Associates       Associates

                                                 Portec,            New            Prime          Short-Term
                                                  Inc.
                                                  Common         Horizons          Reserve           Bond

                                                Stock Fund         Fund             Fund             Fund


 Investment income:

   Net appreciation (depreciation) in
 fair
     value of investments                    $    (745,421)  $      536,820   $          -     $       20,472

   Interest and dividends                               -           191,707           58,591           43,621
                                                  (745,421)         728,527           58,591           64,093



 Contributions:
   Employer match                                   173,255             -                -                -

   Employee deferral                                 73,244         141,676           80,919           68,209

                                                    246,499         141,676           80,919           68,209


           Total additions                        (498,922)         870,203          139,510          132,302

 Benefits paid directly to participants           (392,826)       (361,869)        (176,908)         (41,077)



           NET INCREASE (DECREASE) PRIOR
 TO
             INTERFUND TRANSFERS                  (891,748)         508,334         (37,398)           91,225




 Interfund transfers                               (53,250)         (2,485)           29,210         (65,562)


           Net increase (decrease)                (944,998)         505,849          (8,188)           25,663


 Net assets available for benefits:

   Beginning of year                              3,207,120       1,334,295        1,113,748          659,739


   END OF YEAR                               $    2,262,122  $    1,840,144   $    1,105,560   $      685,402




See Notes to Financial Statements.





       T-Rowe          T-Rowe           T-Rowe
       Price            Price           Price

     Associates      Associates       Associates
       Equity         Small-Cap      International      Participant


       Income           Value           Stock            Notes
        Fund            Fund             Fund          Receivable         Total






 $      827,397   $       24,815   $       12,398   $         -     $      676,481
        234,376            9,321            6,714          14,456          558,786

      1,061,773           34,136           19,112          14,456        1,235,267




            -                -                -               -            173,255

        246,217           71,665           74,564             -            756,494
        246,217           71,665           74,564             -            929,749



      1,307,990          105,801           93,676          14,456        2,165,016

      (884,506)          (2,331)          (5,873)         (9,040)      (1,874,430)




        423,484          103,470           87,803           5,416          290,586




         15,416           25,587           39,711          11,373              -


        438,900          129,057          127,514          16,789          290,586




      3,398,278           78,689           99,204         194,501       10,085,574


 $    3,837,178   $      207,746   $      226,718   $     211,290   $   10,376,160


 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

 (WITH FUND INFORMATION)
 YEAR ENDED DECEMBER 31, 1994

                                                                  T-Rowe           T-Rowe           T-Rowe
                                                                  Price             Price            Price

                                                                Associates       Associates       Associates
                                                 Portec,            New            Prime          Short-Term
                                                  Inc.

                                                  Common         Horizons          Reserve           Bond
                                                Stock Fund         Fund             Fund             Fund



 Investment income:
   Net appreciation (depreciation) in
 fair

     value of investments                    $      802,163  $    (111,521)   $          -     $     (57,554)
   Interest and dividends                               -           117,457           42,260           38,009

                                                    802,163           5,936           42,260         (19,545)


 Contributions:

   Employer match                                   404,928             -                -                -

   Employee deferral                                 70,517         130,724           80,856           63,732
                                                    475,445         130,724           80,856           63,732



           Total additions                        1,277,608         136,660          123,116           44,187


 Benefits paid directly to participants           (706,167)        (59,404)         (37,509)         (21,603)

           NET INCREASE PRIOR TO

             INTERFUND TRANSFERS                    571,441          77,256           85,607           22,584




 Interfund transfers                                160,237        (14,100)        (304,239)         (34,487)


           NET INCREASE (DECREASE)                  731,678          63,156        (218,632)         (11,903)


 Net assets available for benefits:

   Beginning of year                              2,475,442       1,271,139        1,332,380          671,642


   END OF YEAR                               $    3,207,120  $    1,334,295   $    1,113,748   $      659,739



See Notes to Financial Statements.






       T-Rowe          T-Rowe           T-Rowe
      Price            Price           Price
     Associates      Associates       Associates

       Equity         Small-Cap      International      Participant

       Income           Value           Stock            Notes

        Fund            Fund             Fund          Receivable         Total






 $    (136,175)   $      (6,360)   $      (7,493)   $         -     $      483,060
        273,710            5,411            5,753          11,044          493,644

        137,535            (949)          (1,740)          11,044          976,704




            -                -                -               -            404,928
        222,153           52,810           58,716             -            679,508

        222,153           52,810           58,716             -          1,084,436


        359,688           51,861           56,976          11,044        2,061,140


      (126,329)              -              (443)             -          (951,455)



        233,359           51,861           56,533          11,044        1,109,685




         93,288           26,828           42,671          29,802              -


        326,647           78,689           99,204          40,846        1,109,685




      3,071,631              -                -           153,655        8,975,889


 $    3,398,278   $       78,689   $       99,204   $     194,501   $   10,085,574

I. Significant Accounting Policies

Investment valuation: Investments in shares of registered investment company are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. Investments in the Portec, Inc. (the "Company") common stock are valued at its quoted market price. Participant notes receivable are valued at face value, which approximates fair value. Purchases and sales of securities are recorded on trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of benefits:  Benefits are recorded when paid.

II. PLAN DESCRIPTION

The following description of the Portec, Inc. Savings and Investment Plan (the "Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General: The Plan, formerly the Portec, Inc. Salaried Employees' Investment Plan, as amended, is a defined contribution plan covering all full-time salaried and hourly employees of the Company and its affiliates. Employees are eligible to participate on the first day of the calendar month following the attainment of age 21 years of age. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Participant accounts: Each participant's account is credited with (a) participant contributions, (b) the Company's contribution and (c) an allocation of investment earnings. The allocation is based on the participant's account balance, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Vesting: Participants' and employer's contributions and earnings thereon are immediately vested.

Payment of benefits: Generally, upon termination of service for any reason, a participant may elect to receive a lump-sum amount equal to the value of the participant's account. At the attainment of age 591/2, subject to certain limitations as defined, the participant may make withdrawals from his account of the amounts attributable to pretax contributions and Company contributions, increased by any gains and earnings and decreased by any losses attributable thereto and distributions made therefrom. The method of payment, whether in cash or stock, is subject to certain conditions and elections as defined in the Plan document. Distributions from the Plan are subject to federal income tax rules and regulations.



NOTE 2.PLAN DESCRIPTION (CONTINUED)

Contributions: Each year, participants may contribute from 1 percent up to 15 percent, in whole percentages, of pretax annual compensation, as defined in the plan. The Company contributes a percent of the first 6 percent of eligible compensation that a participant contributes to the plan, as defined. The Company receives a federal tax deduction for amounts contributed to the Plan subject to certain limitations. The Company matching percentage ranges from 30% to 100% depending on the ratio of the Company's consolidated net income for the Plan year to its consolidated net sales for the Plan year, as defined. For a ratio up to 3.8%, the contribution is 30%. The contribution gradually increases to 100% as the ratio increases to 8.6%. For the plan years ended December 31, 1995 and 1994, the ratio was 3.0 percent and 7.6 percent, respectively. The corresponding match on the first 6 percent of eligible compensation that a participant contributes for December 31, 1995 and 1994, was 30 percent and 80 percent, respectively, as defined. The Plan permits the Company to modify this formula provided it is amended prior to December 15 of the preceding Plan year. Additional amounts may be contributed at the option of the Company's Board of Directors. Contributions are subject to certain limitations.

Investment options: Upon enrollment in the Plan, a participant may direct contributions in any of seven investment options. At December 31, 1995 and 1994, there were 420 and 369 employees, respectively, participating in the Plan. The funds are invested in shares of a registered investment company except for the Portec, Inc. Stock Fund which is invested in common stock of the Company.

Portec, Inc. Common Stock Fund - Invests in common stock of Portec, Inc. and temporarily in short-term money market instruments. All of the Company match is invested in this fund. At December 31, 1995 and 1994, there were 371 and 333, respectively, participants in this fund.

T-Rowe Price Associates New Horizons Fund - Invests in common stock of small,
rapidly growing companies in a broad range of industries.    At December 31,
1995 and 1994, there were 270 and 237, respectively, participants in this fund. T-Rowe Price Associates Prime Reserve Fund - Invests in high-quality domestic and foreign money market securities, including U.S. Treasury bills and certificates of deposit that have an average maturity of 90 or fewer days. At December 31, 1995 and 1994, there were 181 and 170, respectively, participants in this fund.

T-Rowe Price Associates Short-Term Bond Fund - Invests primarily in short-term U.S. Treasury notes and corporate bonds that have an average maturity of three or fewer years. At December 31, 1995 and 1994, there were 179 and 162, respectively, participants in this fund.
T-Rowe Price Associates Equity Income Fund - Invests in a portfolio of common stocks of established companies that pay above-average dividends and have prospects of future dividend increases. At December 31, 1995 and 1994, there were 317 and 291, respectively, participants in this fund.

T-Rowe Price Associates Small-Cap Value Fund - Invests primarily in common stocks of small companies which are believed to be undervalued at the time of purchase and to have potential for capital appreciation. At December 31, 1995 and 1994, there were 108 and 76, respectively, participants in this fund.




NOTE 2.PLAN DESCRIPTION (CONTINUED)


T-Rowe Price Associates International Stock Fund - Invests in common stocks of large, established non-U.S. companies that are broadly diversified in Europe, the Far East, Australia, Canada, and other areas. At December 31, 1995 and

1994, there were 118 and 92, respectively, participants in this fund.

Participants may change their deferral elections once per month and investment elections at any time.

Participant notes receivable: Participants may borrow from their fund accounts a minimum of $200 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Participant Notes Receivable Fund. Loan terms range from 1-5 years or up to 10 years for the purchase of a primary residence. The loans are collateralized by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Interest rates currently range from 6.25 percent to 8 percent. Principal and interest is paid through payroll deductions.

III. RELATED PARTY TRANSACTIONS

Certain Plan investments are shares of registered investment companies managed by T-Rowe Price Associates. T-Rowe Price Trust Company is the trustee, as defined by the Plan, and, therefore, these transactions qualify as party-in-interest. Furthermore, T-Rowe Price Retirement Plan Service, Inc. is providing plan administration services to the Plan. Fees are paid by the Company. Certain other administrative expenses are paid by the Company on behalf of the Plan. The amount of these expenses is not significant to the financial statements.

IV. PLAN TERMINATION

Although it has not expressed any intent to do, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

V. TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated October 25, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan administrator and the Plan's tax counsel believe that the Plan is currently being operated in compliance with the applicable requirements of the IRC.


 ITEM 27(A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
 DECEMBER 31, 1995                                                                               SCHEDULE I


                                                                Number of                           Fair

 (a)   Identity of Issue/Description of Investment                 Shares            Cost            Value




  *   Portec, Inc. Common Stock                                     217,220   $   1,550,964   $    2,090,747

      Shares held with registered investment company:
          T-Rowe Price Associates:

  *          New Horizons Fund                                       89,467       1,379,785        1,834,067

  *          Prime Reserve Fund                                   1,101,305       1,101,305        1,101,305
  *          Short-Term Bond Fund                                   143,021         706,932          682,209

  *          Equity Income Fund                                     191,180       2,966,017        3,825,511
  *          Small-Cap Value Fund                                    12,366         186,412          204,410

  *          International Stock Fund                                18,217         218,135          222,791

      Participant Notes Receivable (interest rates range

       from 6.25 percent to 8 percent)                                              215,383          215,383

                                                                              $   8,324,933   $   10,176,423



*Identifies a party known to be a party-in-interest.

 ITEM 27(D) - SCHEDULE OF REPORTABLE TRANSACTIONS

 YEAR ENDED DECEMBER 31, 1995                                                                        SCHEDULE VI


                                        Purchases                                   Sales

                                   Total          Total         Total         Total         Total        Total
 Identity of Party Involved/     Number of      Purchase      Number of       Sales         Sales        Sales

 Description of Asset            Purchases        Cost          Sales         Cost         Proceeds       Gain


 Portec, Inc. common stock             330   $    494,631   $       332   $   489,780  $     675,307   $ 185,527

 Shares of registered
 investment

   companies:
   T-Rowe Price Associates:

     New Horizon Fund                  187        379,509           116       408,585        526,875     118,290
     Prime Reserve Fund                199        237,167           109       243,900        243,900         -

     Equity Income Fund                203        567,578           141       952,422      1,143,301     190,879